Exhibit 99.1

Hillenbrand Board Elects Daniel C. Hillenbrand Independent Director

BATESVILLE, Ind., May 14, 2018 - /PR NewsWire/ - Hillenbrand, Inc. (NYSE:HI) announced that its Board of Directors has elected Daniel C. Hillenbrand as an independent director. Mr. Hillenbrand, age 52, will serve an initial term that will expire at the Company’s next annual meeting of shareholders in February 2019, where he will then be up for election for another term. As previously announced, a current Board member will be retiring at that time per the Company’s mandatory retirement policy.

“We are excited to welcome Dan to our Board,” said Joe Loughrey, Hillenbrand chairman. “Dan brings broad industrial experience, with a track record of increasing revenue, profit and cash flow in multiple diversified manufacturing environments.”

Mr. Hillenbrand is currently Chairman, and was previously President and Chief Executive Officer, of Able Manufacturing and Assembly, LLC, a diversified manufacturing company with platforms in metal fabrication, fiberglass composites and plastic thermoform manufacturing. He also serves as Chairman of the Board of Nambé, Inc., a leading international high-end consumer products company, where he previously served as President and Chief Executive Officer. In addition, he is the Founder and Managing Partner of Clear Water Capital Partners, LLC, a private venture capital firm.

Mr. Hillenbrand holds a Bachelor of Arts degree from Boston College and a Master’s in Business Administration from Northwestern University’s Kellogg School of Management.

Commenting on his election, Mr. Hillenbrand said, “I am honored to serve as a member of this talented Board and support the Company’s focus on extending its leadership as a world-class global diversified industrial company.”

About Hillenbrand, Inc.

Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company with multiple market-leading brands that serve a wide variety of industries across the globe. We pursue profitable growth and robust cash generation driving increased value for our shareholders. Hillenbrand’s portfolio is composed of two business segments: the Process Equipment Group and Batesville.  The Process Equipment Group businesses design, develop, manufacture and service highly engineered industrial equipment around the world. Batesville is a recognized leader in the North American death care industry. Hillenbrand is publicly traded on the NYSE under “HI”.

Investor Relations for Hillenbrand, Chris Gordon, Director of Investor Relations, (812) 931-5001, Chris.Gordon@Hillenbrand.com

Corporate Communications for Hillenbrand, Tory Flynn, Director, Corporate Communications & Public Affairs, 812-931-5024, Tory.Flynn@hillenbrand.com